Exhibit 99.1

MIRATI THERAPEUTICS ANNOUNCES APPOINTMENT OF

NEIL REISMAN TO THE BOARD OF DIRECTORS

SAN DIEGO – June 27, 2017 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical stage targeted oncology biotechnology company, today announced the appointment of Neil Reisman to the Company’s Board of Directors, effective immediately.

Mr. Reisman is a lawyer and Certified Public Accountant with over 30 years of business experience with emphasis on finance, operations, legal, tax and transactional experience. He will provide similar guidance while serving on Mirati’s Board of Directors.

“Neil is an accomplished business leader and advisor,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer of Mirati Therapeutics. “We are pleased to add his talents and extensive experience to our Board of Directors and confident Mirati will benefit from his insights and counsel.”

Mr. Reisman is a managing director and member of the Tavistock Group Board of Directors. He joined Tavistock in 2004 as Chief Operating Officer/Chief Financial Officer/General Counsel at CovX, a biotechnology company located in San Diego. Over the years, he has assumed various operational roles at companies within Tavistock Group and various other roles at the Tavistock Group, including chairing its Investment Committee as well as having the offices of the General Counsel and Chief Financial Officer report into him. He is currently Chairman of the Board of Nucleus Biologics. Mr. Reisman received his JD in 1986 from the University of Pennsylvania Law School and his BS in Accountancy in 1983 from the University of Illinois.

About Mirati Therapeutics

Mirati Therapeutics is a clinical-stage biotechnology company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer. This approach is transforming the treatment of patients by targeting the genetic changes in tumor cells that result in uncontrolled tumor growth and migration. Our precision oncology programs seek to treat the patients most likely to benefit from targeted oncology treatments and are driven by drugs that target very specific genetic mutations, directed by genomic tests that identify patients who carry those driver mutations. Our immuno-oncology programs are novel small molecule drugs designed to enhance and expand the efficacy of checkpoint inhibitors when given in combination. In addition to our clinical programs, we have an active discovery research efforts focused on novel oncology targets. The promise of these approaches includes potentially better patient outcomes, more efficient cancer treatment and faster drug development. For more information, visit www.mirati.com.

Contact:

Temre Johnson

Mirati Therapeutics Inc.

Senior Manager, Investor Relations & Corporate Communications

(858) 332-3562

ir@mirati.com